EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of the 21 day of MARCH 2012 between Christopher Pearce ("Employee") and TNI BioTech, Inc., hereinafter referred to as ("TNI BioTech" or the "Company"), a Florida corporation, who are hereinafter sometimes collectively referred to as "the parties".

WITNESSETH

WHEREAS, TNI BioTech desires to memorialize the terms and conditions of Employment by TNI BioTech of Christopher Pearce upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Services. TNI BioTech hereby agrees to employ the Employee as Chief Financial Officer and a member of Board of Directors; and Employee hereby accepts such positions under the terms and conditions set forth herein. Employee shall be subject to all the usual and customary office policies and procedures of the Company as may from time to time be established for Employees of similar grade and position.

2. Duties. Employee shall be retained by TNI BioTech. Employee shall carry out all assignments as directed by TNI BioTech. In addition, Employee has responsibilities as a financial planner and analyst, including preparation of financial statements, reports and disclosure documents and coordination with any outside accountant or auditor in the preparation of SEC or OTC Market disclosure documents and preparation and analyzing or preparing budgets for expansions, future projects, acquisitions or research, communicator which may involve handling press and public relations, accounting overseer which includes review and payment of expense reports and all other expenses and monitoring income of the Company and shall be responsible for such other duties as are usual and typical for an employee of a company in similar positions and for the faithful discharge of such different or additional duties as may be reasonably established by management or the Board of Directors.

3. Term. The term of the employment shall be for a Two (2) year period commencing on March 1, 2012 and ending on February 28, 2014 (the "Term"), unless sooner terminated by mutual consent or pursuant to the provision of Section 6 below. Unless notice of intention to terminate this Agreement at the end of the Initial Term is given in writing by Employee to TNI BioTech, at least Sixty (60) days prior to the end of the Initial Term, or any extension period, and provided that Employee has not breached in any material fashion any of the terms of conditions of their Agreement, then this Agreement shall automatically be renewed and extended for additional One (1) year periods at the election of the Board of Directors upon the terms and conditions set forth herein, unless different terms are agreed to between the parties in writing. The term of employment as a Director of TNI BioTech is subject to the re-election of the Employee at the next annual meeting of shareholders, the outcome of such vote shall have no effect on term of this Agreement as it relates to the Employee's position as CFO and will remain in full force and effect.

4. Extent of Services. The Employee shall devote substantial time, attention and energy to the his duties hereunder and shall use his best efforts to promote the business of TNI BioTech and/or its

subsidiaries during the term of this Agreement. The Employee may engage in other activities, such activities including serving on the Board of Directors of other corporations/organizations, and/or advising other corporations/organizations in each case to the extent that such activities do not materially detract from or limit the performance of the Employee's duties under this Agreement, or inhibit in any material way the business of TNI BioTech and/or its subsidiaries. The Employee will engage in no activity, paid or otherwise, for a competitor of TNI BioTech so long as this Agreement is in effect. Employee may invest his assets in such manner as will not require any services to be performed on his part in the operation or affairs of the companies in which such investments are made, but only if such investments are consistent with this Agreement. The Employee shall perform all duties in a professional, ethical and businesslike manner. TNI BioTech will provide adequate office for which TNI BioTech will pay all rents due and shall provide all necessary equipment and facilities to properly conduct the business of the Company.

5. Compensation and Benefits. As compensation for his services hereunder, during the term of the Agreement, TNI BioTech agrees:

a) To pay Employee Two Hundred Thousand Dollars ($200,000.00) per year for the Term. The annual salary shall increase by Five Percent (5%) each year during the term of the Agreement. Employee will initially receive monthly payments of Five Thousand Dollars ($5,000.00) until such time as the Company's revenue is sufficient to cover the entire salary payable in equal monthly payments. The salary can be paid in stock of the Company at a discount to market or can be accrued and paid out of Company profits in the future.

b) To pay Employee One Thousand Five Hundred Dollars ($1,500.00) per month as unaccountable expenses during each month of the Term.

c) Payments to Employee under Section 5 a) and b) shall be payable monthly in cash or stock.

d) To grant Employee a common stock purchase warrant to purchase One Million (1,000,000) shares of common stock of the Company exercisable at a purchase price of One Dollar ($1.00) per share, exercisable for Five (5) years and may be exercised in whole or in part.

e) To pay One Hundred Percent (100%) of the cost of prevailing medical, dental and life insurance.

f) To pay annual bonuses, which shall be determined by the Company, in its sole discretion, in an amount and upon such other performance criteria as shall be fixed by the board of directors based upon the performance of the Employee and the Company during the same period.

g) Employee shall be included in any pension plan in effect as of the date of this Agreement or affected thereafter. Employee's participation as described in the sentence immediately preceding shall be in relation to Employee's annual compensation as compared to any other individual's participation based upon his annual compensation at the time of this agreement.

h) TNI BioTech will reimburse Employee for his direct expenses in connection with his duties hereunder including, but not limited to, reasonable travel, entertainment and hotel expenses. However, Employee shall timely provide such receipts and other documentation of his expenses as may reasonably be requested by TNI BioTech in accordance with its established policy for all other Employees receiving reimbursement of expenses.

i) Employee or his assigns will receive Two Million (2,000,000) shares of common stock upon the signing of the Agreement as a signing bonus.

j) Employee will be included in any stock options plan.

6. Termination. This Agreement shall be terminated upon the happening of any of the following:

a) at the cessation of TNI BioTech business activities except as a result of a sale or merger;

b) upon the mutual consent of the parties hereto;

c) upon the death of Employee;

d) at the resignation of the Employee;

e) For cause, at any time upon written notice to Employee. Employee's termination shall be "with cause" or "for cause" due to any of the following:

(i) Employee's dishonesty;

(ii) An act of defalcation committed by the Employee.

7. Covenant not to Compete. Employee hereby covenants and agrees that during the term of this Agreement and for a period of One (1) year after termination of such Agreement hereunder:

a) Employee will not in anyway, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of TNI BioTech during the term of this Agreement for the purpose of selling to or servicing for any such customer any product or service which was provided or offered by during the term of this Agreement hereof; and

b) Employee will not directly or indirectly, attempt or seek to cause any of the foregoing customers of TNI BioTech to refrain from maintaining or acquiring from or through TNI BioTech any products, which were provided or offered by TNI BioTech during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by his to any of the customers described above shall constitute activity by Employee for the purposes of this Agreement.

c) Employee will not in any way, directly or indirectly solicit divert, take away or accept, the business of any of the suppliers (including the Company's manufacturers) which were handled by TNI BioTech, Acidion and Quadrual during the term of this Agreement.

d) Employee will not, directly or indirectly, attempt to seek to cause any of the foregoing suppliers of TNI BioTech to refrain from selling to or supplying TNI BioTech with any product which was provided or offered to TNI BioTech during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by his to any of the suppliers described above shall constitute activity by Employee for the purposes of this Agreement.

8. Non – Disclosure. Employee acknowledges that, in order for Employee to effectively perform his duties hereunder TNI BioTech will disclose to Employee certain valuable trade secrets and confidential business information that have been created, discovered or developed by, or that otherwise have become known to TNI BioTech as a result of substantial effort, expense and time incurred by TNI BioTech or which have been assigned or otherwise conveyed. In light of such acknowledgement, Employee hereby agrees as follows:

a) **Trade Secrets.** Employee hereby acknowledges that certain processes, formulas and mechanisms used by TNI BioTech in its operation of its business, are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

b) **Confidential Information.** Employee hereby agrees that during the term of this Agreement and for a period of One (1) year following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information of TNI BioTech (i) marketing plans, strategies and forecasts; (ii) financial statements, budgets, prices, costs and financial projections; (iii) customer names, addresses and contact persons; and (iv) suppliers and the details of their business agreements.

9. Property of TNI BioTech. Employee agrees that upon termination of this Agreement, she will promptly deliver to TNI BioTech all written and other materials in his possession or control which contain any of the trade secrets and confidential business information described in Section 9 hereof and all other property of TNI BioTech in his possession or control at such time, which was obtained from TNI BioTech or complied or produced for TNI BioTech during the terms of this Agreement, including, but not limited to, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

10. Non-solicitation of Employees. During the term of this Agreement and for One (1) year thereafter, Employee shall not hire or solicit for employment directly or through or on behalf of any party, any persons who are then employees of TNI BioTech.

11. Relations with Third Parties and Representations of the Parties.

a) Employee agrees that TNI BioTech may make known to others, either during or subsequent to the term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

b) Employee represents and warrants that:

i) She is not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting his right to be retained by TNI BioTech because of the nature of this business conducted or proposed to be conducted by TNI BioTech or for any other reasons;

ii) No such term, judgment, decree or order conflicts with his obligation to use his best efforts to promote the interests of TNI BioTech nor does the execution and delivery of this Agreement, nor the carrying on of TNI BioTech business conflict with any such term, judgment, decrees or order; and

iii) Neither she nor any of his affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which TNI BioTech is also a party except this Agreement or any agreement executed hereunder, nor does she or any of his affiliates have any interest in any person or entity with whom TNI BioTech does or intends to do business.

c) TNI BioTech hereby makes the following representations in connection with this Agreement:

i) TNI BioTech is a corporation duly organized and validly existing by virtue of the laws of the state of Florida and is in good standing under the laws thereof.

ii) The execution of this Agreement by TNI BioTech and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and TNI BioTech has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

iii) This Agreement has been duly authorized, executed and delivered by TNI BioTech and constitutes a valid and legally binding obligation of TNI BioTech enforceable in accordance with its terms.

12. Remedies, Survival, and Severability.

a) TNI BioTech and Employee agree that in the event of breach of any of the covenants, agreements or obligations under Sections 6, 7, 8, 9, 10 and 11 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.

b) The covenants, agreements, representations, warranties and obligations contained in Sections 6, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.

c) Each of the covenants, agreements and obligations contained in Sections 6, 7, 8, 9, 10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

d) In the enforcement of their rights hereunder, TNI BioTech and Employee shall return all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

13. Miscellaneous.

a) This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver if this Agreement or any part hereof shall be valid of binding unless made in writing and signed by the party to be bound.

b) The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of New York.

c) This Agreement may only be modified in writing duly executed by both parties.

d) Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

If to TNI BioTech:

477 South Rosemary Avenue, Suite 315
West Palm Beach, Florida 33401

With a copy to TNI BioTech's counsel:

Brinen & Associates, LLC
7 Dey Street, Suite 1503
New York, New York 10007

If to Employee: At the address set forth on the signature page

or. as to each party. at such other address as shall be designated by such party in a written notice to the other parties pursuant to the terms of this section.

e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

f) The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

g) The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

The Company:
TNI BioTech, Inc.

By: ______________________

Name: NOREEN GRIFFIN

Title: CEO

The Employee:
Christopher Pearce

By: ______________________

Address: 22897 IRONWEDGE ROAD
BOCA RATON FL. 33433